Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

DIGITAL POWER CORPORATION

PHILOU VENTURES, LLC

and

TELKOOR TELECOM LTD.

DATED AS OF SEPTEMBER 4, 2016

i

EXHIBITS

Exhibit A	Rescission Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of the 4 day of September 2016, by and among Digital Power Corporation, a California corporation (the “Company”), Philou Ventures, LLC, a Wyoming limited liability company (the “Purchaser”), and Telkoor Telecom Ltd., an Israeli corporation (the “Seller”). The Purchaser, the Company and the Seller are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Seller is the record and beneficial owner of 2,714,610 shares (the “Subject Shares”) of the common stock, no par value (the “Common Stock”) of the Company;

WHEREAS, the Purchaser desires to purchase the Subject Shares, and the Seller desires to sell such Subject Shares, upon the terms and subject to the conditions set forth herein.

WHEREAS, the Purchaser has proposed to acquire the Subject Shares pursuant to a transaction (the “Acquisition”) whereby, pursuant to the terms and subject to the conditions of this Agreement, the Seller shall sell the Subject Shares to the Purchaser for an aggregate of $1,500,000 (the “Purchase Price”);

WHEREAS, the obligation of the Parties to effect the Acquisition is subject to the conditions set forth in Article VIII hereof; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) that the Seller became aware as a consequence of or through its relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits, provided that each such Contract shall provide for the payment of no less than $5,000.

“Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Company, as such term is defined by Rule 405 under the Securities Act.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Intellectual Property” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Knowledge” means, with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein. With respect to the Seller, the Knowledge of Seller shall be attributed to Mr. Ben Zion Diamant.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business, Liabilities, Properties, results of operations, condition (financial or otherwise) or working capital of the Company and its Subsidiaries, taken as a whole, as the case may be, or the ability of the Purchaser or Seller to consummate on a timely basis the Acquisition; provided, however, that any adverse change in or effect on the business of the Company and its Subsidiaries, taken as a whole, as the case may be, that is cured by such Party before the Closing Date shall not be deemed to constitute a Material Adverse Effect.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Principal Exchange” means the OTC QX or the OTC QB (each as operated by the OTC Markets Group, Inc.), NASDAQ, the NYSE and the NYSE MKT LLC.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“SEC Reports” means all reports required to be filed by the Company with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“SIPC” means the Securities Investor Protection Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Trade Secrets” means information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transactions” means the transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE I

THE ACQUISITION

1.1     The Acquisition. Subject to the terms and conditions of this Agreement, at the Closing, the Seller hereby agrees to transfer, convey, assign, set over and deliver to the Purchaser with full title guarantee, and the Purchaser shall acquire and accept from the Seller (the “Acquisition”), all and not less than all of the Subject Shares held by it free and clear of all Encumbrances, in exchange for the delivery by the Purchaser to the Seller of the Purchase Price. The Seller does hereby waive all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise, which have or may have been conferred on it, or otherwise, in respect of the transfer of the Subject Shares to the Purchaser under this Agreement.

1.2     Payment Terms. Payment of the Purchase Price shall be made by wire transfer of immediately available funds in accordance with the letter from Daniel B. Eng, Esq. dated the date hereof ("Letter").

1.3     Delivery of Subject Shares. On or before the Closing, the Seller shall deliver to Mr. Daniel B Eng the certificate(s) evidencing all of the Subject Shares including those currently held in electronic or “Book Entry” form (collectively, the “Certificate”), accompanied by duly executed and medallion guaranteed stock powers transferring such Subject Shares to the Purchaser and otherwise in good form for transfer.

ARTICLE II

CLOSING

2.1     Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Daniel B Eng not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by September 30, 2016, and (b) the Closing may take place by facsimile (to the extent applicable) or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

The Escrowed Deliverables shall be released to Seller and the Purchaser pursuant to and in accordance with the Letter. In the event that the Closing for the sale of the Subject Shares has not occurred for any reason within five (5) Business Days of the date of the receipt of the documents and deliverables referred to in Sections 2.2, 2.3 and 2.4 below (collectively, the “Escrowed Deliverables”) by Daniel B. Eng, Esq. Daniel B Eng, Esq. shall return the Escrowed Deliverables as more specifically set forth in the Letter.

2.2     Deliveries at Closing by the Seller. At the Closing, subject to the terms and conditions of this Agreement, the Seller shall execute and deliver or cause to be executed and delivered to Daniel B. Eng, Esq for the benefit of the Purchaser:

(a)     The Certificate, as described above;

(b)     The Seller’s Certificate;

(c)     Executed but undated letters of resignation from all current members of the Board of Directors of the Company except the Continuing Director; and

(d)     Such other documents as may be reasonably requested by the Purchaser and necessary to effect the Closing.

2.3     Deliveries at Closing by the Purchaser. At the Closing, subject to the terms and conditions of this Agreement, the Purchaser shall execute and deliver or cause to be executed and delivered to Daniel B. Eng, Esq for the benefit of the Seller:

(a)     The Purchase Price; and

(b)     Such other documents as may be reasonably requested by the Seller and necessary to effect the Closing.

2.4     Deliveries at Closing by the Company. At the Closing, subject to the terms and conditions of this Agreement, the Company shall execute and deliver or cause to be executed and delivered to Daniel B. Eng, Esq for the benefit of the Purchaser:

(a)     The Officer’s Certificate;

(b)     The Secretary’s Certificate; and

(c)     Such other documents as may be reasonably requested by the Purchaser and necessary to effect the Closing.

2.5     The Company’s Board of Directors.

(a)     As soon as reasonably practicable after the Closing Date, the Company shall, upon the Purchaser’s request, take all actions as are necessary or desirable to enable the four (4) designees of the Purchaser (the “Purchaser Designees”) to be so elected or designated to the board of directors of the Company, including promptly filling vacancies or newly created directorships on the board of directors of the Company and/or promptly securing the resignations of all but Amos Kohn, who will serve as the Company’s incumbent director, and shall cause the Purchaser Designees to be so elected or designated at such time (such member of the board of directors of the Company immediately prior to any the Purchaser Designees joining the board of directors of the Company who remains on the board of directors of the Company after the Purchaser Designees join the board of directors of the Company, the “Continuing Director”). As soon as reasonably practicable after the Closing Date, the Company shall also, upon the Purchaser’s request, cause the Purchaser Designees to serve on and constitute the same percentage (rounded up to the next whole number) as is on the board of directors of the Company of (i) each committee of the board of directors of the Company, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Legal Requirements.

(b)     The Company’s obligations to appoint the Purchaser Designees to the board of directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.5, including mailing to the Company’s shareholders any information required by Section 14(f) and Rule 14f-1 to enable the Purchaser Designees to be elected or designated to the board of directors of the Company at the time or times contemplated by this Section 2.5. The Purchaser shall supply or cause to be supplied to the Company any information with respect to the Purchaser, its officers, directors and Affiliates, and the proposed Purchaser Designees to the board of directors of the Company required by Section 14(f) and Rule 14f-1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

The Company and the Seller hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date that:

3.1     Corporate Organization. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed would not have a Material Adverse Effect on the Company’s business; the Company is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of the Company’s business as presently conducted requires such registration. The copies of the Articles of Incorporation and Bylaws of the Company (the “Charter Documents”) annexed hereto as Schedule 3.1 are complete and correct copies of such instruments as presently in effect.

3.2     Authority. The Company has the corporate power and the authority to execute, deliver and perform this Agreement and each other document contemplated by this Agreement (the “Transaction Documents”). The execution, delivery and performance of this Agreement by the Company have been duly authorized by its board of directors. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery hereof by the Purchaser, is a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

3.3     Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock and (ii) 2,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), of which (A) 500,000 of such shares have been designated Series A Redeemable Convertible Preferred shares, and (B) 1,500,000 of such shares constitute “blank check” Preferred Stock. As of the date hereof (i) 6,775,971 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are held by the Company in its treasury, and (iii) no shares of Preferred Stock are issued or outstanding. After giving effect to the acquisition of the Subject Shares by the Purchaser in the Acquisition(assuming no exercises of stock options), the Company will continue to have 6,775,971 shares of the Company Common Stock issued and outstanding, of which (i) the 2,714,610 Subject Shares will be owned by the Purchaser, which shares will constitute approximately 40.06% of the issued and outstanding Common Stock (34.4% on fully diluted basis) and (ii) 4,061,361 shares of Common Stock will be owned by its present shareholders, which shares will constitute approximately 59.94% (65.6% on fully diluted basis) of the issued and outstanding Common Stock. As of June 30, 2016 there were outstanding 1,106,000 options exercisable for Company Common Stock.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of California, the Charter Documents, or any Contract to which the Company is a party or otherwise bound. Except as set forth on Schedule 3.3, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound; (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. To the Company’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws and the Company has not been notified by the Commission, the NYSE MKT LLC, FINRA, any state securities commission or any other Governmental Authority of the absence of compliance by the Company with any federal and state securities laws or other Legal Requirements. No stockholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

3.4     Consents; Permits; Defaults. Assuming the accuracy of the representations and warranties of the Purchaser in Section 4, other than as contemplated in this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Seller of the Acquisition or any other transaction contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had a Material Adverse Effect on the Company.

3.5     Non-Contravention. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company does not and will not (i) result in a breach of, or constitute a default under the Charter Documents, (ii) result in a breach of, or constitute a default under, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking or Contract to which the Company is a party or any of its Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental Authority including, but not limited to, the Commission, to the Company or relating to any of its Properties, or (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation or other Legal Requirement applicable the Company.

3.6     Financial Statements.

(a)     The Company has delivered or made available (for purposes of this section, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC under the name of the Company are deemed to have been made available) to the Purchaser: (i) a true and complete copy of the Company’s unaudited consolidated balance sheet as of June 30, 2016 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, changes in the Company stockholder’s deficit and cash flows for the three month period then ended and (ii) a true and complete copy of the Company’s audited balance sheet as of December 31, 2015 and December 31, 2014 and the related audited statements of operations, changes in the Company stockholder’s deficit and cash flows for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013, prepared in accordance with GAAP, together with the report of Kost Forer Gabbay & Kasierer, the Company’s independent registered public accounting firm (the “Firm”), which has served as the Company’s auditors since the audit of its 2002 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of the Company, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The GAAP Financial Statements are in form appropriate for filing with the Commission.

(b)     The Firm, which has certified the Purchaser’s GAAP Financial Statements and related schedules, is an independent registered public accounting firm with respect to the Purchaser as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(c)     There are no relationships or services, or any other factors that may affect the objectivity and independence of the Firm under applicable auditing standards. The Firm has not performed any non-audit services for any Person related to the Company.

3.7     Contracts.

(a)     Schedule 3.7(a) contains an accurate and complete list and terms of all the Company’s Contracts. Other than as set forth on Schedule 3.7(a), the Company is not a party to or bound by any of the following, whether written or oral:

(i)     Any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)     Any Contract or commitment for capital expenditures for non-product orders by the Company in excess of $25,000 per calendar quarter in the aggregate other than purchase order to vendors to manufacture products sold to customers;

(iii)     Any lease or license with respect to any material Properties, whether as landlord, tenant, licensor or licensee;

(iv)     Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)     Any Contract with any Affiliate of the Company relating to the provision of goods or services by or to the Company other than purchase orders to vendors to manufacture products sold to customers;

(vi)     Any Contract for the sale of any assets;

(vii)     Any Contract that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(viii)     Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)     Any other Contract that is material to the business of the Company.

(b)     All of the Contracts listed or required to be listed in Schedule 3.7(a) are valid, binding and to the Knowledge of Seller, in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither the Company nor, to the Knowledge of the Company and Seller, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 3.7(a) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed on Schedule 3.7(a).

(c)     The Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

3.8     Absence of Certain Changes or Events.

(a)     Except as set forth on Schedule 3.8(a), since December 31, 2015 (the “Applicable Date”), there has not been:

(i)     any event, circumstance or change that had or would reasonably be expected to result in a Material Adverse Effect on the Company;

(ii)     any damage, destruction or loss (whether or not covered by insurance) that had or would reasonably be expected to result in a Material Adverse Effect of the Company; or

(iii)     any Material Adverse Effect in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)     Except as set forth on Schedule 3.8(b), since the Applicable Date, the Company has not:

(i)     merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)     purchased any securities of any Person;

(iii)     created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)     made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)     entered into, amended or terminated a material Contract;

(vi)     sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties;

(vii)     settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)     incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditures in excess of $25,000;

(ix)     maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods and has not made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)     granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)     suffered any extraordinary losses or waived any rights of material value;

(xii)     made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company other than director fees and other payments described in the SEC Reports;

(xiii)     engaged in any one or more activities or transactions with an Affiliate outside the ordinary course of business;

(xiv)     declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)     amended its Charter Documents;

(xvi)     issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)     agreed or committed to do any of the foregoing.

3.9     Absence of Undisclosed Liabilities and Agreements. The Company does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the ordinary course of the Company’s business since Applicable Date, (b) those disclosed in this Agreement or the disclosure schedules and (c) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of the Company) are identified on Schedule 3.9. Neither the Company nor any of its officers or directors has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the Commission) since the Balance Sheet Date. Except as set forth on Schedule 3.9 or otherwise contemplated by this Agreement, as of the Closing there will be no Liabilities of the Company.

3.10     Compliance with Law. The business of the Company has been operated in compliance with all Legal Requirements, including all laws, ordinances, rules, regulations and orders of all Governmental Authorities and the NYSE MKT LLC, except where such failure would not have a Material Adverse Effect on the Company or its business. The Company has filed all reports and statements, including but not limited to the SEC Reports, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over the Company’s operations. The Company has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

3.11     Tax Matters. All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

3.12     Absence of Questionable Payments. Neither the Company nor any Affiliate, director, officer, partner, employee, agent, representative or other Person acting on behalf of the Company has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

3.13     Litigation. There is no claim, action, suit or proceeding pending or, to the Knowledge of either the Company and Seller, threatened against any of the Company or its Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, the Company, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such transaction, nor to the Knowledge of the Company is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to, the Commission, any commission, agency or instrumentality or arbitrator outstanding against the Company having, or which may in the future have, any such effect. Neither the Company nor any Affiliate thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of the Company. The Company is not a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the Subject Shares.

3.14     Title to Property.

(a)     Personal Property. All material items of personal property used in the business of the Company are in good operating condition and fit for operation in the ordinary course of the Company’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b)     Real Property. The Company owns no real property. The Company’s only leased property are the properties in Fremont, California and Salisbury, the United Kingdom (collectively, the “Leased Property”). All real estate Taxes for which the Company is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

3.15     Intellectual Property. The Company has, or has rights to use, all Intellectual Property necessary for the conduct of the business of the Company as currently conducted. The Company has received no written notice that the Intellectual Property used by it violates or infringes upon the rights of any Person. All rights to such Intellectual Property are enforceable and to the Knowledge of the Seller and the Company, there is no existing infringement by another Person of any of the rights to the Company’s Intellectual Property of others. All the Company’s Intellectual Property rights registered or applied for registration under the name of the Company are set forth on Schedule 3.15.

3.16     Absence of Certain Business Practices. Neither the Company nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier of the Company; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of the Purchaser.

3.17     Transactions with Affiliates. Except as set forth on Schedule 3.17, the Company has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of the Company or any of their respective Affiliates. No Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

3.18     Absence of Certain Control Person Actions or Events. To the Company’s Knowledge, none of the following has occurred during the past three (3) years with respect to a Control Person:

(a)     A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)     Such Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)     Such Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)     Such Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)     Such Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

3.19     SEC Reports. The Company has filed with the Commission all SEC Reports required to be filed pursuant to the Securities Act and Exchange Act and is current in its reporting obligations. As of their respective dates, all SEC Reports complied in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Reports when they were filed contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.20     Books and Records; Internal Accounting Controls. The Records of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of the Company to the extent required to be contained therein. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such Records relating to internal accounting controls are appended to, and a description of the internal accounting controls is listed on, Schedule 3.20.

3.21     Broker. Except as specified in Schedule 3.21, the Company has not retained any broker in connection with any transaction contemplated by this Agreement. The Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company of any broker in connection with any transaction contemplated by this Agreement.

3.22     Common Stock Symbol. The Company Common Stock is currently listed on the NYSE MKT LLC under the symbol “DPW.”

3.23     No Commission or NYSE MKT Inquiries; Delisting. Except as set forth on Schedule 3.23(a), to the best of the Company’s Knowledge, the Company is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or the NYSE MKT. Except as set forth on Schedule 3.23(b), the Company has no Knowledge of any action by the Commission or the NYSE MKT that seeks to deregister or delist the Common Stock from the NYSE MKT or otherwise render such shares ineligible for listing and trading on the NYSE MKT.

3.24     Disclosure of Material Information. Neither the Company nor any other Person acting on its behalf, including the Seller, has provided or will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information (other than with respect to the Transactions). The Company and the Seller understand and confirm that the Purchaser will be relying on the foregoing representations in effecting transactions in securities of the Company.

3.25     Labor Matters. The Company is not a party to any representation or collective bargaining agreement with any employees.

3.26     Employment Agreements and Plans. The Company has furnished the Purchaser with a list of all employment, consulting, advisory and confidentiality agreements to which the Company is a party. The Company has delivered to the Purchaser true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). Except as set forth on Schedule 3.26, the Company has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of the Company or for the benefit of any distributor, sales representative or other person resulting from a relationship with the Company.

3.27     Insurance. The Company has furnished the Purchaser with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which the Company is a party, and under which the Company is or was a beneficiary.

3.28     Subject Shares. The Subject Shares, when originally issued, were duly authorized, fully paid and non-assessable and vested in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and neither were nor are subject to any pre-emptive or other similar rights.

3.29     Director and Officer Insurance. The Company has maintained insurance for their officers and directors for the last five (5) years without any lapse in coverage. As of the Closing Date, no claims have been filed against any officer or director of the Company.

3.30     Prior Sales of Securities. All prior sales of securities by the Company were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in compliance with all Legal Requirements and no Person/entity has any rescission and/or similar rights with respect to the Subject Shares.

3.31     DTC Eligibility. The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company’ Fast Automated Securities Transfer Program.

3.32     No Subsidiaries. The Company has no Subsidiaries other than Digital Power Limited (“DPL”).

3.33     Disclosure. No representation or warranty by the Company or the Seller in this Agreement, the Exhibits or the Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by the Company and/or the Seller to the Purchaser or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that:

4.1     Authority. The Purchaser has all necessary company power and company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Acquisition. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the Transactions contemplated hereby, including the Acquisition, have been duly and validly authorized by all necessary company action, and no other company proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company and the Seller, constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

4.2     No Conflict. None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Acquisition or any other transaction contemplated by this Agreement, or compliance by the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the organizational or governing documents of the Purchaser, or (b) assuming that all consents, approvals, authorizations and permits described in Section 3.4 have been obtained and all filings and notifications described in Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Purchaser, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences which, individually or in the aggregate, have not had a Material Adverse Effect on the Purchaser.

4.3     Information in the Form 8-K. The information supplied by the Purchaser in writing expressly for inclusion or incorporation by reference in the Form 8-K (as hereinafter defined) and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.4     Securities Act Representations.

(a)     Restricted Shares. The Purchaser represents that it understands that the Subject Shares to be sold to it in the Acquisition will not be registered pursuant to the registration requirements of the Securities Act (as hereinafter defined) and that the resale of such Subject Shares is subject to certain restrictions hereunder and under federal and state securities laws. The Purchaser represents that it is acquiring such Subject Shares for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws. Such Party further represents that it has been advised and understands that since such Subject Shares have not been registered under the Securities Act, such Subject Shares must be held indefinitely unless (A) the resale of such Subject Shares has been registered under the Securities Act, (B) a sale of such Subject Shares is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the opinion of counsel reasonably acceptable to the Company, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such Subject Shares.

(b)     Legend. The Purchaser represents that it has been advised and understands that, subject to applicable securities laws, stop transfer instructions will be given to the Company’s transfer agent with respect to the Subject Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for the Subject Shares or any substitutions therefor:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF (i) REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (ii) A VALID EXEMPTION THEREFROM.”

(c)     Accredited Investor. The Purchaser is an “accredited investor” (as such term is defined in Regulation D under the Securities Act).

(d)     Funds. On the Closing Date, the Purchaser will have sufficient funds to pay the Purchase Price.

(e)     Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of the Purchaser, threatened against Purchaser that seek to restrain or enjoin the consummation of the Acquisition or the other transactions contemplated hereby.

(f)     Acknowledgement of Receipt of Information. Purchaser has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and related matters, with certain key officers of the Company and its Subsidiaries regarding the transactions contemplated hereunder (the “Investigation”). Purchaser hereby acknowledges and agrees that other than the Company’s representations and warranties set forth in Article III and the Seller's representations and warranties set forth in Article V hereof, none of the Company or the Seller or any of their representatives make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the business of the Company or any Subsidiary thereof nor with respect to the Subject Shares. Nothing in this Section 4.4(f) (including any information provided to the Purchaser by the Company pursuant to the Investigation) shall derogate from the representations and warranties of the Company contained in Article III hereof or the representations and warranties of the Seller contained in Article V, or from the ability of Purchaser to rely on such representations and warranties or to seek indemnification for Losses in respect of such representations and warranties under Article IX.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that as of the date hereof:

5.1     Ownership of the Subject Shares. The Seller hereby represents and warrants to the Purchaser that such Seller is the true and lawful registered holders and beneficial owner of the Subject Shares, all of which shares are free and clear of all Encumbrances. Upon consummation of the Acquisition, the Purchaser will receive good and valid title to the Subject Shares, free and clear of all Encumbrances. Other than the rights and obligations arising under this Agreement, none of the Subject Shares is subject to any rights of any other Person to acquire the same.

The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Subject Shares (other than pursuant to this Agreement) nor is it a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Shares.

5.2     Authority Relative to This Agreement; No Violations or Conflicts.

(a)     Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)     No Violation. The Seller is not subject to, or obligated under, any charter, bylaw or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of such Seller executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Purchaser or substantially impair or delay the consummation of the Transactions contemplated hereby. No authorization, consent or approval of, or filing with, any Governmental Authority, including the Commission, or third party is necessary for the consummation by the Seller of the Transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or the Company or substantially impair or delay the consummation of the Transactions contemplated hereby.

(c)     No Conflict. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Seller is a party or by which the Seller or any of the Subject Shares are bound, or any judgment, order, decree, law, rule or regulation to which such Seller or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Encumbrance or any other right or adverse interest upon any of such shares.

(d)      General Solicitation. Neither the Seller, nor any person acting on the Seller's behalf, has conducted any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, the Internet or any other form of electronic media, in connection with the sale of the Subject Shares.

(e)     Bad Actor. Neither the Seller, nor any person receiving remuneration or a commission for participating in the offering and sale of the Subject Shares, is (i) subject to a "bad actor" disqualification (under Rule 506(d)(1) or certain other statutory disqualifications or (ii) subject to a statutory disqualification described under section 3(a)(39) of the Securities Exchange Act of 1934.

(f)      Consents; Permits; Defaults. Assuming the accuracy of the representations and warranties of the Purchaser in Section 4, other than as contemplated in this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Seller of the Acquisition or any other transaction contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person, individually or in the aggregate, has not had a Material Adverse Effect on the Company.

(g)      Compliance with Laws. In the last five (5) years the Seller has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

(h)      Disclosure of Material Information. The Seller has not provided the Purchaser or its agents or counsel with any information that it believes constitutes material non-public information (other than with respect to the Transactions). The Seller understands and confirms that the Purchaser will be relying on the foregoing representations in effecting transactions in securities of the Company.

(i)     Broker. Except as specified in Schedule 5.2(i), the Seller has not retained any broker in connection with any transaction contemplated by this Agreement. The Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Seller of any broker in connection with any transaction contemplated by this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS AND AGREEMENTS

6.1     Conduct of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company agrees to conduct its business in accordance with its ordinary and usual course of business and in compliance with the Securities Act and the Exchange Act; use its best efforts, subject to the foregoing, to preserve the Company’s business organization, keep available to the Company the services of the Company’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Purchaser to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; maintain the Company’s books and records in compliance with the Exchange Act; and refrain taking any of the following actions without the express prior written consent of the Purchaser:

(i)     Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(ii)     Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

(iii)     Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv)     Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties;

(v)     Sell, lease, transfer or dispose of any of its Properties (other than sales of products to customers in the ordinary course), waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi)     Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii)     Enter into any transaction with any director, officer, stockholder or Affiliate of the Company or with any Affiliate of any director, officer, stockholder or Affiliate of the Company, except as contemplated by this Agreement;

(viii)     Amend the Charter Documents;

(ix)     Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, except as contemplated by this Agreement;

(x)     Violate any Legal Requirement applicable to the Company and/or its business;

(xi)     Issue or sell any shares of the Company capital stock or other securities (except for shares issuable upon exercise of outstanding stock options), or grant or enter into any option, warrant, call or commitment with respect to any securities of the Company;

(xii)     Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Company, its business, financial condition or results of operations;

(xiii)     Pay any accrued fees or salaries to officers, directors, stockholders, or Affiliates, except fees and salaries payable in accordance with present practices of the Company;

(xiv)     Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv)     Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi)     Make any single non-inventory capital expenditure or commitment in excess of Fifty Thousand Dollars ($50,000) or make aggregate non-inventory capital expenditures and commitments in excess of Fifty Thousand Dollars ($50,000); or

(xvii)     Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 6.1.

6.2     Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority and any other Person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

6.3     Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article X, if it is so terminated, the Seller will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any Person (other than the Purchaser) concerning any possible proposal regarding a sale of capital stock of the Company or a merger, consolidation, sale of substantially all Properties or other similar transaction involving the Company or any division or major asset of the Company without the express prior written consent of the Purchaser, which consent may be withheld in the Purchaser’s sole and absolute discretion.

6.4     Publicity. Neither the Seller nor the Company shall issue any press release or otherwise make any public statement with respect to the Acquisition without the express prior written consent of the Purchaser, except as may be required under applicable Legal Requirements, provided, however, with respect to the Company’s Current Report on Form 8-K to be filed with the Commission disclosing, among other matters, the Company’s entry into this Agreement (the “Form 8-K”), the Parties will consult with each other before filing such Form 8-K and provide each other the opportunity to review and comment upon such Form 8-K within the required time frame under applicable Legal Requirements, and the Company shall not file such Form 8-K with the Commission without the Purchaser’s express prior written consent, which shall not be unreasonably withheld, conditioned or delayed

6.5     Access. From the date of this Agreement to the Closing Date, the Company will provide access to the Purchaser and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of the Company and furnish to the Purchaser such documents and information concerning the Company’s business as the Purchaser may request. The Purchaser will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all confidential documents and information concerning the Company and its business provided to them.

6.6     Appointment of Officers and Directors. The Company shall take all action necessary to have effective immediately upon the Closing, (i) the initial Purchaser Designee appointed as a member of the board of directors of the Company, and (ii) subject to the Exchange Act and the rules of NYSE MKT LLC, the other Purchaser Designees appointed to such other positions of the Company as the Purchaser shall have communicated to the Company prior to the Closing, including, but not limited to, maintaining the Continuing Director as the chief executive officer of the Company.

6.7     Additional Agreements, Amendments or Supplements to Schedules.

(a)     Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all thing necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

(b)     After the date hereof and prior to the Closing Date, the Company, as soon as practicable, shall supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules.

ARTICLE VII

POST-CLOSING COVENANTS

7.1     Filing of Current Report on Form 8-K and Press Release. The Company shall no later than four (4) Business Days after the Closing Date file the Form 8-K and a press release with the Commission. Other than with respect to such Form 8-K and press release, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Acquisition and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

7.2     Filing of Schedule 14F-1. The Company shall as promptly as practicable after the Closing Date file the Information Statement on Schedule 14F-1 with the Commission consistent with its obligations set forth under Section 2.5 hereof.

7.3     Cancellation of Debts. The rescission agreement (the “Rescission Agreement”), attached hereto as Exhibit A, by and between the Company and the Seller and dated as of the Closing Date, the purpose of which is to eliminate any debts and outstanding financial issues between the Seller and the Company, shall become effective upon Closing.

7.4     Continuation of Consulting Services. The current consulting services provided by Mr. Ben-Zion Diamant to the Company and DPL for a monthly consideration of $7,500 shall continue for a period of 18 months from the date of this Agreement (the “Consulting Period”). If the Company terminates the consulting services for any reason before the end of the Consulting Period, then the Company shall pay Mr. Diamant the full remaining amount of the consulting fees until the end of the Consulting Period, which shall be paid within 14 days of such termination and bear interest at ten percent (10%) per annum until paid.

7.5     Capacity of the Continuing Director. As of the date hereof, the Continuing Director is the Chief Executive officer of the Company. The Parties hereto shall take any and all affirmative action necessary to maintain the Continuing Director in such capacity.

7.6     Non-Competition, Non-Solicitation and Non-Disclosure.

(a)     General. In consideration of the payment of the Purchase Price, and in order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller does hereby covenant and agree as follows:

(i)     Without the prior written consent of the Purchaser, the Seller shall not for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity (except that he may retain his current ownership interest in the Company) which engages or plans to engage in any facet of the business of the Company or any of its subsidiaries or Affiliates, anywhere in the United States of America or Europe (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with the Company and/or any of its Affiliates in any business in which the Company or any of its subsidiaries or Affiliates is engaged or plans to engage in; provided, however, that nothing herein shall be deemed to prevent the Seller from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the OTCQB or OTCQX, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Seller is not a member of any “control group” (within the meaning of the rules and regulations of the Commission) of any such issuer. The Seller acknowledges and agrees that the covenants provided for in this Section 7.6(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Trade Secrets. The Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States and Europe, and (iii) customer goodwill associated with the ongoing business of the Company. Seller expressly authorizes the enforcement of the covenants provided for in this Section 7.6(a) by (A) the Company and its subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business. To the extent that the covenants provided for in this Section 7.6(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(ii)     Without the prior consent of Purchaser, for a period of five (5) years from the Closing Date, the Seller shall not, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity: (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of one year, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor shall the Seller make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(iii)     The Seller shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Company. Any confidential information or data now known or hereafter acquired by the Seller with respect to the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Seller in confidence and as a fiduciary, and the Seller shall remain a fiduciary to the Company with respect to all of such information.

(b)     Injunction. It is recognized and hereby acknowledged by the Parties that a breach or violation by the Seller of any or all of the covenants and agreements contained in this Section 7.6 may cause irreparable harm and damage to Purchaser in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller recognizes and hereby acknowledges that Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.6 by the Seller and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Purchaser may possess hereunder, at law or in equity. Nothing contained in this Section 7.6 shall be construed to prevent Purchaser or the Company from seeking and recovering from the Seller damages sustained by either of them as a result of any breach or violation by the Seller of any of the covenants or agreements contained herein.

7.7     Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. Each of the Parties hereto will use their respective reasonable best efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their reasonable best efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Transactions and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. The provisions of this Section 7.7 shall survive the Closing.

7.8     Directors and Officers Insurance. The Company shall maintain, and renew annually, its liability insurance policy for directors and officers or obtain a new policy for directors and officers liability insurance (such current, renewed or future policy, the “D&O Policy”) to ensure that the current and/or former directors and officers of the Company continue to be consequently covered under the D&O Policy for their liability, that will remain in effect for a period of at least six years after the Closing, the material terms of which, including scope of coverage, limits of liability, retroactive date, which are no less favorable to those of the Company’s current directors and officers liability insurance policy (a copy of which was delivered to the Purchaser).

The Company shall cooperate in good faith with the directors and officers insured under the D&O Policy and the insurers of such policy with respect to claims relating to wrongful acts occurring prior to the Closing. The Company undertakes to indemnify the directors and officers insured under the D&O Policy in accordance with the policy requirements and to pay the retention amount for any insurance claim relating to wrongful acts occurring prior to the Closing. The Company agrees that if the D&O Policy will be cancelled for any reason including but not limited to a "Transaction" (as defined in the D&O Policy) or other change of control or insolvency, or if the D&O Policy's terms and conditions materially change, including, but not limited to, scope of coverage, limit of liability, the retroactive date, the continuity dates, or if the Company does not renew and\or purchase a policy for the subsequent year for any reason whatsoever, then the Company shall immediately purchase a directors and officers liability insurance policy which will include similar or improved terms and conditions to the previous policy, including the scope of cover, limit of liability, the retroactive date, the continuity dates, for a period which will end no sooner than six years after the Closing (i.e., Tail Coverage). To the extent possible, the D&O Policy shall contain necessary provisions to enable the current and/or former directors and officers to acquire Tail Coverage if the Company defaults on its obligations under this section. Notwithstanding Section 11.8 of this Agreement, the current directors and officers of the Company will be deemed third party beneficiaries of this Section 7.8 and will be enforceable by such persons, and their heirs and representatives.

If the Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the surviving corporation shall assume the obligations set forth in this Section 7.8.

7.9     Directors and Officers Indemnification.      From and after the Closing Date, Purchaser will cause the company to fulfill and honor, subject to any limitations under applicable law, the obligations of the Company pursuant to the indemnification agreements as in effect on the date hereof between the Company and its directors and officers.

7.10     Directors Fees.     Prior to the Closing Date, the Company shall pay all of its outstanding debts to its directors.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1     Conditions to Closing and the Seller’s Obligation to Sell the Subject Shares. The obligations of the Seller to consummate the transactions contemplated by this Agreement including, without limitation, the sale of the Subject Shares to the Purchaser on the Closing Date, are subject to the fulfillment, to the reasonable satisfaction of the Purchaser, prior to or on the Closing Date of each of the following conditions:

(a)     Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Acquisition shall have been obtained or made

(b)     Representations, Warranties, Covenants, etc. The representations and warranties of the Purchaser contained in this Agreement, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person which seeks to prohibit, restrict or delay consummation of the Acquisition, or any of the conditions to consummation of such Acquisition, or to subject the Seller to liability on the grounds that it has breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d)     Closing Deliveries. The Closing Deliveries specified in Section 2.3 shall have been made and delivered by the Purchaser.

8.2     Conditions to Closing and the Purchaser’s Obligation to Purchase the Subject Shares. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement including, without limitation, the purchase of the Subject Shares from the Seller on the Closing Date, are subject to fulfillment, to the satisfaction of the Purchaser, on or prior to the Closing Date, of each of the following conditions:

(a)     Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Acquisition shall have been obtained or made.

(b)     Representations, Warranties, Covenants, etc. The representations and warranties of the Company and the Seller contained in this Agreement and/or the other Transaction Documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by each of them on or prior to the Closing Date.

(c)     Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person which (i) seeks to prohibit, restrict or delay consummation of the Acquisition, or any of the conditions to consummation of such Acquisition (ii) seeks to subject the Purchaser or any of its directors, officers, employees or agents to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in sole and absolute discretion of the Purchaser have a Material Adverse Effect on the Company or the Purchaser or their respective businesses.

(d)     Due Diligence. The Purchaser shall have had the right through and until the date of the Closing, to conduct a full due diligence review of the Company and of its Affiliates, and shall be satisfied with the results thereof.

(e)     No Material Adverse Effect. There shall not have been or occurred any Material Adverse Effect with respect to the Company.

(f)     Proceedings Satisfactory. All proceedings to be taken by the Company and the Seller in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(g)     Bankruptcy Proceedings. No proceeding in which the Company or the Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States, state or foreign bankruptcy or insolvency law.

(h)     Listing of Common Stock. The shares of Common Stock shall be listed on the NYSE MKT under the symbol “DPW” and there shall be at least three broker-dealers registered with the Commission and a member of FINRA and SIPC making a market in such shares.

(i)     Officer’s Certificate. The Company shall have delivered to the Purchaser an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 8.2 as of the Closing Date.

(j)     Secretary’s Certificate. The Company shall have delivered to the Purchaser a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Company’s board of directors approving execution of this Agreement, which resolutions shall be in full force and effect, (ii) the Charter Documents, which Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of the Company executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(k)     Seller’s Certificate. The Seller shall have delivered to the Purchaser a Seller’s Certificate, dated as of the Closing Date, confirming the accuracy of the Seller’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Seller with the conditions precedent set forth in this Section 8.2 as of the Closing Date.

(l)     DTC Eligibility. The shares of the Common Stock shall be DTC eligible and proof thereof shall be furnished to the Purchaser.

(m)     Appointments. The Purchaser shall have appointed the initial Purchaser Designee to its board of directors, and delivered proof thereof and shall have delivered evidence of the appointment of the remaining Purchaser Designees to serve on the board of directors (and such other positions as the Purchaser shall have communicated prior to the Closing) following the Closing Date subject to compliance by the Company with the requirements of Section 14(f) of the Exchange Act.

(n)     Resignations. The Company shall prior to the Closing Date have (i) obtained the resignation of each director of the Company other than the Continuing Director and delivered copies thereof to the Purchaser (to be effective as of the Closing) and (ii) maintained the Continuing Director as a director of the Company.

(o)     Closing Deliveries. The Closing Deliveries specified in Section 2.2 and Section 2.4 shall have been made and delivered by the Seller and the Company, respectively.

(p)     No Liabilities. Other than as contemplated by this Agreement, the Company shall not have any Liabilities (and there shall to the Company’s and the Seller’s Knowledge be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

(q)     Form 8-K. The Company shall be prepared and be ready to timely file the Form 8-K within four (4) business days from the Closing Date.

(r)     Cancellation of Debts. The Rescission Agreement shall have been executed and become effective upon Closing.

(s)     Continuance of Consulting Services. The current consulting services provided by Mr. Ben-Zion Diamant to the Company and DPL for a monthly consideration of $7,500 shall continue for a period of 18 months from the date of this Agreement (the “Consulting Period”). If the Company terminates the consulting services for any reason before the end of the Consulting Period, then the Company shall pay Mr. Diamant the full remaining amount of the consulting fees until the end of the Consulting Period, which shall be paid within 14 days of such termination and bear interest at ten percent (10%) per annum until paid.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1     Survival of Representations and Warranties. The representations and warranties of each of the Purchaser, Seller and the Company contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other Party describing the claim and Loss in reasonable detail before such date and identified as a claim for indemnification pursuant to this Article IX with respect to which the cause of action shall expire when it is settled or otherwise determined in accordance with the provisions of this article IX and (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

9.2     Obligations of Purchaser. Subject to the other terms and conditions of this Article IX, the Purchaser shall indemnify, defend and hold harmless the Seller and its shareholders, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement; (ii) the failure of the Purchaser to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or (iii) any other matter as to which the Purchaser in other provisions of this Agreement have agreed to indemnify the Seller.

9.3     Obligations of the Seller. Subject to the other terms and conditions of this Article IX, the Seller shall indemnify, defend and hold harmless the Purchaser and its members, managers, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Seller or the Company in or pursuant to this Agreement; (ii) the failure of the Seller or the Company to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; (iii) any other matter as to which the Seller or the Company in other provisions of this Agreement has agreed to indemnify the Purchaser; or (iv) any claims of third parties (“Third Parties”) regarding the conduct of the business of the Company and its Subsidiaries prior to the Closing Date which relate to the breach of any warrant or representations of the Seller in this Agreement. The Seller shall pay and reimburse the Indemnified Party (as hereinafter defined) for any Loss suffered by the Indemnified Party in respect of any Loss to which the foregoing indemnity relates. The amount of indemnifiable Losses is net of any amounts actually recovered by an Indemnified Party from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to indemnifiable Losses.

9.4     Notice of Loss. The indemnified party herein (the “Indemnified Party”) with respect to any Loss shall give prompt notice thereof to the indemnifying party herein (the “Indemnifying Party”).

9.5     Defense. In the event any Third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters covered by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within thirty (30) days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. No Indemnified Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnifying Party. In the event that the Indemnifying Party shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure. The assumption of the defense, or the non-assumption of the defense, by the purported Indemnifying Party will not affect such party’s right to dispute its obligation to provide indemnification hereunder.

9.6     Notice by the Parties. Each Party agrees to promptly notify the other of any Liabilities, claims or misrepresentations, breaches or other matters covered by this Article IX upon discovery or receipt of notice thereof.

9.7     Sole Remedy. The indemnification obligation under this Section 9 shall be the sole and exclusive remedy available to any Indemnified Party with respect to any Losses (and any breaches underlying such losses) incurred and/or sustained by any Indemnified Party. No Indemnified Party and/or any representative thereof shall have any other and/or additional liability and/or indemnification obligation towards any Indemnified Party under any agreement and/or Legal Requirements.

9.8     Maximum Payments; Remedy. No claim for indemnification may be made under section 9 unless and until the aggregate amount of Losses of the Indemnified Party that may be claimed thereunder exceeds $150,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Party shall be liable to the Indemnified Party for the amount of Losses from the first Dollar.

In no event does the aggregate liability of the Indemnifying Party under section 9 exceed 50% of the Purchase Price (the "Cap"). The Cap shall not apply to any Losses as a result of inaccuracies in the representations and warranties contained in section 3.28 and any such Losses shall not exceed the Purchase Price.

9.9     No Right to Set-Off. Unless explicitly stated otherwise in this Agreement, no Party hereto shall have any right to set off any Losses against any payments to be made by such Party pursuant to this Agreement or any other agreement between the Parties hereto.

9.10     Limitation of Liability. In no event will either party be liable to any Indemnified Party for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (other than, in each case, if such damages are awarded to third parties in connection with a third-party claim), whether or not such party has been advised of the possibility of such damages.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1     Termination. This Agreement may be terminated, and the Acquisition and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors or board of managers (as applicable) of the terminating Party or Parties, whether before or after approval of the Acquisition:

(a)     By mutual written consent of the Purchaser, on the one hand, and the Seller, on the other hand, at any time prior to the Closing;

(b)     By either the Purchaser, on the one hand, or the Seller, on the other hand, if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting, prior to the Closing, the Acquisition; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party if the issuance of such Order or other action was due to the failure by such Party to perform any of its obligations under this Agreement;

(c)     By the Purchaser, at any time prior to the Closing if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company or the Seller contained in this Agreement or breach of any covenant of the Company or the Seller contained in this Agreement, (ii) the Purchaser shall have delivered to the Company and the Seller written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 10 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured;

(d)     By the Company or the Seller, at any time prior to the Closing if: (i) the Company or Seller, as applicable, is not in material breach of its obligations under this Agreement; (ii) there shall be an Uncured Inaccuracy in any representation or warranty of the Purchaser contained in this Agreement or breach of any covenant of the Purchaser contained in this Agreement, (ii) the Seller shall have delivered to the Purchaser written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 30 calendar days shall have elapsed since the date of delivery of such written notice to the Purchaser and such Uncured Inaccuracy or breach shall not have been cured; or

(e)     By either the Purchaser or Seller at any time prior to the Closing, if the Company has suffered a Material Adverse Effect.

(f)     By Seller, Purchaser or the Company, if the Closing shall not have occurred by September 30, 2016; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party who is in breach of this Agreement or whose action or failure to act has materially contributed to or resulted in the failure of the acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. The Purchaser has automatically a ten-day extension to cure any default in funding as of September 30, 2016.

10.2     Effects and Liabilities upon Termination prior to the Closing Date. In the event of the termination of this Agreement prior to the Closing Date as provided in section 10.1, this Agreement shall thereafter be void and have no effect as to the obligations of the Parties as to all matters to be performed on or after the Closing Date, and no Party hereto shall have any liability concerning those matters to be performed after the Closing Date to the other Parties hereto or their respective stockholders, directors, officers, employees or agents in respect thereof, except that nothing herein will relieve any Party from liability for any fraud or intentional misrepresentation or intentional breach of any covenant herein contained prior to such termination. If this Agreement is terminated prior to the Closing Date, each of the Parties hereto shall bear its own expenses incurred in negotiating the Transactions and the preparation of this Agreement and its Schedules, Exhibits and all other related documents.

10.3     Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

10.4     Waiver. At any time prior to the Closing, the Purchaser, on the one hand, and the Seller, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1     Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

11.2     Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

11.3     Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.4     Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the seventh (7th) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the third day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to the Purchaser:

Philou Ventures, LLC P.O. Box 3587 Tustin, CA 92705 Attention: Kristine L. Ault, Manager

Telephone:	(949) 483-0422
Facsimile:	(714) 966-2649
Email:	kristy@mckea.com

If to the Company:

Digital Power Corporation 48430 Lakeview Blvd Fremont, California 94538-3158 Attention: Amos Kohn, Chief Executive Officer

Telephone:	(510) 657-2635
Facsimile:	(510) (510) 657-6634
Email:	akohn@digipwr.com

If to the Seller:

Telkoor Telecom Ltd. 5 Giborei Israel Netanya 42293 Israel Attention: Ben-Zion Diamant, Chief Executive Officer

Telephone:	(972) 9 863 2310
Facsimile:	(972) 9 865 8444
Email:	bdiamant@telkoortelecom.com

11.5     Governing Law; Venue; Waiver of Trial by Jury. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the County of Alameda, California. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of California and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of California. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in person jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7     Facsimile or Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

11.8     Third Party Beneficiaries. None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

11.9     Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

11.10     Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

11.11     Entire Agreement. This Agreement and the other Transaction Documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

11.12     Joint Negotiation and Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the Parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

11.13     Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PURCHASER:

PHILOU VENTURES, LLC

By:	/s/ Kristin L. Ault
Name:	Kristine L. Ault
Title:	Manager

COMPANY:

DIGITAL POWER COMPANY

By:	/s/ Amos Kohn
Name:	Amos Kohn
Title:	Chief Executive Officer

SELLER:

TELKOOR TELECOM LTD

By:	/s/ Ben-Zion Diamant
Name:	Ben-Zion Diamant
Title:	Chief Executive Officer